EXHIBIT 21

Subsidiaries of PAR Technology Corporation

Name	Jurisdiction of Incorporation

ParTech, Inc.	New York, U.S.

Punchh Inc.	Delaware, U.S.

Stuzo, LLC	Delaware, U.S.

TASK Group Holdings Ltd.	Australia